UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2012

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On February 8, 2012, Travis McElfresh and InfoSpace, Inc. agreed that Mr. McElfresh will no longer be employed as the Chief Technology Officer of InfoSpace, effective March 23, 2012. In connection with his departure, Mr. McElfresh will be treated in a manner consistent with the terms set forth in Section 6(b) of his Employment Agreement dated September 20, 2010 (a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the first quarter of 2011), provided that the conditions set forth therein, including the execution of a release of claims, are satisfied.

(e)

On February 9, 2012, the Compensation Committee of the InfoSpace Board of Directors approved the 2012 Executive Bonus Plan. This plan provides for annual performance-based cash bonuses to the Company’s executive officers. The target bonus amount for individual executive officers varies, and is between 50% and 100% of each executive’s base salary.

The available bonus for each executive is based on a combination of (a) the Company’s achievement of certain specified financial performance measures and (b) the individual performance of each executive and the discretion of the CEO (or, in the case of CEO bonus, the discretion of the Compensation Committee). For the Company financial performance measures, the specific measures vary by executive, but may include Company Revenue (as defined in the plan), Adjusted EBITDA (as defined in the plan), and/or Adjusted Search EBIDTA (as defined in the plan). 70% of the bonus payout is based on the Company financial performance measures and 30% is based on the individual performance/discretionary element.

The performance targets established for this bonus plan correspond to the operating plan targets approved by the InfoSpace Board of Directors. Available bonuses range from zero to 150% of the target bonus for each component.

The foregoing description of the 2012 Executive Bonus Plan is qualified in its entirety by reference to the full text of this plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

10.1	InfoSpace 2012 Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2012

INFOSPACE, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX-10.1	InfoSpace 2012 Executive Bonus Plan